Exhibit 99.1

A LETTER TO THE PEOPLE FROM OUR CEO Benjamin F. Stanley

As I stand before you ordained by GOD to help the people, World Mortgage Exchange Group, Inc. (WMEG) and I will help initiate the healing process of the land. He has prepared me for this for many years now. In understanding our Global Financial Crisis and The Main Street Bail Out, I know we must stop the decline of property value, change the CMO market as we know it today and correct the world banking systems debt structure. To do this WMEG must aid the US Federal Government and Foreign markets in debt structure. With GOD guiding the actions of WMEG we can correct our debt lending ratio and restore community banks which in turn will generate employment opportunities and regulate CMOs to maintain value in homes. As Noah told the people “it is going to rain” and Moses delivered the people from slavery, I stand before you today with WMEG ready to do the work of the Lord. So, let those who have an ear to hear act accordingly.

The Financial Crisis. The USA built its foundation on global investments, which was good in the beginning for a booming economy however the end results were drastic. Due to the desire to obtain higher earnings, the US invested in foreign manufacturing companies and energy companies for low cost products to sell back to the US consumer with inflated pricing. The US’s actions paved the way for foreign markets to develop growth and true earnings due to their cheap labor and natural resources, which in return allowed them to invest their capital gains in our US markets which assisted in today’s financial crisis (e.g. weakened dollar value & stunted financial growth).

Bringing Forth Change. United States citizens are one of the largest consumers of foreign products and realizing the strength in this can formulate change. Also, understanding who we are and our ability to make a change within ourselves is where it starts. Two key tools to bring forth this change are controlling imports (e.g. buy American made) and investing in USA independence (e.g. invest in USA natural materials, manufacturing and energy).

What is money anyway? It is the result of effort. Assets are things perceived to have value for trade (e.g. land, labor, food, water, etc.). These tangible items can lead to wealth (abundance of resources) generated from the effort put forth by the labor of the people. Economic wealth should be obtained only by establishing liquidity in our natural resources and our production of goods; not taxation, inflated interest, or wars. When investing, one should be mindful to invest in stocks and bonds of US companies that support our economy. These actions lead to helping all individuals. Who are these individuals? The people who put forth the labor set the sure foundation that allows economic wealth. The benefit of keeping jobs in the US and not outsourcing jobs for greater gains equals a thriving economy stemming from these blue collar workers. For without a foundation to stand on there cannot be gains of wealth. Believe in ourselves by investing in our economy from start to finish.

Benjamin F. Stanley

CEO

World Mortgage Exchange Group, Inc.